EXHIBIT 23(c)


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


Motors Mechanical Reinsurance Company, Limited:

We consent to the use in this Post Effective Amendment No. 4 to Registration Statement no. 333-82365 of Motors Mechanical Reinsurance Company, Limited (the "Company"), on Form S-2 registering up to 12,000 shares of the Company's participating stock of our report dated February 15, 2002, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2001, and to the use of our report dated February 15, 2002, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


                                                       s/DELOITTE & TOUCHE


Bridgetown, Barbados
June 21, 2002